Exhibit 99.1

francesca’s® Announces Resignation of Chief Merchandising Officer

HOUSTON, TEXAS — August 18, 2015 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today announced that Sei Jin Alt, Chief Merchandising Officer, will be resigning from the Company to spend more time with her family and pursue other interests. The Company has initiated a search for a new Chief Merchandising Officer. To facilitate a smooth transition, Ms. Alt will remain in her current role until November 20, 2015.

Michael W. Barnes, Chairman, President, and CEO stated, “We would like to thank Sei Jin for her contributions during her tenure at francesca’s. She provided great insights and leadership in driving our merchandising efforts over that last five years, during which time francescas’ store-base more than tripled. While we will miss Sei Jin and wish her the best in her future endeavors, I am pleased that she has agreed to continue for a period to ensure a seamless transition.”

Ms. Alt said, “The past five years at francesca’s have been extremely rewarding for me both personally and professionally. I am grateful to have had the opportunity to work at the Company during such an exciting growth period. I continue to firmly believe that significant long-term growth opportunities lie ahead for francesca’s brand under Mike’s leadership. I wish everyone at francesca’s the very best.”

Mr. Barnes continued, “We are confident in our ability to attract a highly talented and experienced Chief Merchandising Officer to francesca’s. As we evolve our strategic plan, we are also reviewing our corporate structure and plan to build upon our leadership team to support our efforts to drive long-term sustainable growth and enhanced value for our shareholders.”

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth and our ability to attract and integrate a new Chief Merchandising Officer. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 31, 2015 filed with the Securities and Exchange Commission on March 27, 2015 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like unique, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 611 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:
ICR, Inc.	Company
Jean Fontana	Mark Vendetti
646-277-1214	832-494-2315
Mark.Vendetti@francescas.com / IR@francescas.com